OPENWAVE ANNOUNCES PHASE 2 OF ITS PRODUCT PORTFOLIO

RATIONALIZATION AND RESTRUCTURING STRATEGY

Restructuring to Yield Annual Savings Target of $50M

REDWOOD CITY, Calif., March 31, 2008 – Openwave Systems Inc. (NASDAQ: OPWV) one of the world’s leading software innovators enabling revenue-generating personalized services which converge the mobile and broadband experience, today announced the next phase of the execution of its corporate strategy to create long term sustainable growth and profitability for employees and shareholders.

The execution of Phase 1 of Openwave’s corporate strategy resulted in stabilized revenue for the last four quarters, a reduction in total expenses during this same period by approximately $70M, introduction of new products yielding 22 announced customer wins to date, and the streamlining of its product portfolio including the completed divestiture of Musiwave.

The second phase, announced today, will further focus the product portfolio and reduce total annualized expenses, providing a platform for long-term growth and profitability. The impact of this strategy includes a reduction in worldwide staff by approximately 200 people. The restructuring is expected to yield annual cost savings of $50M.

“We are pleased with the considerable progress in achieving our Corporate goals and objectives driven by the creation of a market-leading, innovative portfolio of products, and continuous improvement in operational efficiencies that allow us to drive more costs out of the business and will help us secure our path to profitability,” said Robert Vrij, president and CEO of Openwave. “The management team is committed to capitalizing on the market opportunity that exists for our newly focused product portfolio, and increasing the number of key global customer targets. We are quickly implementing the right plan to position Openwave for long-term growth and profitability.”

As part of the next phase of its product rationalization, Openwave will increase R&D resources focused on its Gateway/Service Management and Messaging product lines. The company will focus its investment on Location products in line with current customer commitments. With regard to its Client portfolio, Openwave will satisfy existing contractual obligations, but will not actively support new development for this product line. The Company will also restructure its sales and professional services organizations from a regional structure to a more centralized and account-based approach.

Openwave will incur a charge of approximately $16 million to $19 million for expenses related to the restructuring. Approximately $2 million of the charge relates to non-cash charges for accelerated depreciation of abandoned assets.

About Openwave

Openwave Systems Inc. (Nasdaq: OPWV) is one of the world’s leading innovators of software applications and infrastructure designed to enable revenue-generating, personalized services, including merchandising and advertising, which converge the mobile and broadband experience across all of a user’s devices.

As the communications industry intersects with the Internet, Openwave software enables service providers to converge services, increasing the value of their networks by accelerating time to market and reducing the cost and complexity associated with new service deployment. Openwave’s unique product portfolio provides a complete range of service management, messaging, location and client technologies. Openwave is a global company headquartered in Redwood City, California. For more information please visit www.openwave.com.

Cautionary Note Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1943 and Section 27A of the Securities Act of 1933, including, but not limited to, material contained in quotations, increased demand for some of the Company’s products and expectations, plans or prospects for Openwave Systems Inc. that are based upon the current expectations and beliefs of Openwave’s management. These forward-looking statements are subject to many risks and uncertainties that could cause actual results to differ materially from those projected. Notwithstanding changes that may occur with respect to matters relating to any forward looking statements, Openwave assumes no obligation to update the forward-looking statements included in this press release.

In particular, the following factors, among others, could cause actual results to differ materially from those projected: (a) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of our current, new and potential customers, suppliers and strategic partners; (b) the ability to improve sales productivity; (c) the ability to continue to sell our existing products and enhancements; (d) the ability to develop and commercialize new products; (e) risks associated with the development and licensing of software generally, including potential delays in software development and technical difficulties that may be encountered in the development or use of our software; (f) increased global competition and pricing pressure on our products; (g) the unknown effects of management changes; and (h) the loss of key personnel.

For a detailed discussion of these and other cautionary statements, please refer to the risk factors discussed in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, its Quarterly Report on Form 10-Q for the period ended December 31, 2007 and any subsequently filed reports. All documents also are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Openwave’s website at www.openwave.com.

# # #

Openwave and the Openwave logo are trademarks of Openwave Systems Inc. All other trademarks are the properties of their respective owners.

For further information:

Vikki Herrera

Openwave Systems Inc.

Tel: 650-480-6753

vikki.herrera@openwave.com

Investor Relations

Mike Bishop

The Blueshirt Group

Tel: 415-217-4968

mike@blueshirtgroup.com